Exhibit 99.1

NEWS RELEASE	JUNE 14, 2018

United Bancorp, Inc.

201 S. Fourth Street

Martins Ferry, Ohio43935

United Bancorp, Inc. Contact:

Scott A. Everson, President and CEO, United Bancorp, Inc.

Randy M. Greenwood, Chief Financial Officer, United Bancorp, Inc.

Powhatan Point Community Bancshares, Inc. Contact:

William V. “Bill” Busick, Chairman and President, Powhatan Point Community Bancshares, Inc.

For Release: Immediately

UNITED BANCORP, INC. ANNOUNCES AGREEMENT

TO ACQUIRE POWHATAN POINT COMMUNITY BANCSHARES, INC.

MARTINS FERRY, Ohio June 14, 2018 - United Bancorp, Inc. (NASDAQ: UBCP), the holding company for Unified Bank, and Powhatan Point Community Bancshares, Inc. (“Powhatan”), the holding company for First National Bank of Powhatan Point (“First National”), announced today that they have signed a definitive merger agreement whereby United will acquire Powhatan in a stock and cash transaction. Upon completion, First National will be merged into UBCP’s wholly-owned subsidiary bank, Unified Bank. At that time, the main office of First National will become a full-service branch of Unified Bank.

Powhatan operates one full-service office in Belmont County, Ohio and has approximately $59 million in assets, $7.9 million in loans, $53.6 million of deposits and $5.2 million in consolidated equity as of March 31, 2018. The transaction significantly increases UBCP’s presence in Belmont County improving the pro forma deposit market share to 15.9 percent.

The acquisition is expected to close in the fourth quarter of 2018 and is subject to Powhatan shareholder approval, regulatory approval, and other conditions set forth in the merger agreement. Subject to the terms of the merger agreement, which has been unanimously approved by the Board of Directors of each company, Powhatan shareholders will receive 6.9233 shares of UBCP common stock plus $38.75 in cash for each outstanding share of Powhatan common stock, subject to adjustment based on closing equity and other factors. Based on the UBCP closing share price of $13.05 on June 13, 2018, the transaction is valued at $129.10 for each Powhatan share or approximately $6.836 million in aggregate.

Scott Everson, President and CEO of UBCP, and its wholly-owned subsidiary Unified Bank, stated, “We are very excited to announce this acquisition. First National Bank of Powhatan Point, its Board of Directors and staff have a great reputation in the Belmont County market for providing excellent customer service and meeting the needs of their community.” Mr. Everson continued, “As a community-minded banking organization, we share the same values and goals that have enabled First National Bank to serve the communities of Belmont and Monroe Counties at a very high level for many years. The combining of our two institutions will create more benefits, financial products and opportunities for the customers of First National, including the ability to bank interchangeably at our other branch locations in Belmont County and throughout Ohio.”

Bill Busick, President of Powhatan stated, “Both banks think alike, namely in our devotion to customer service and conviction that community banking is good for Belmont County. This merger gives community banking a stronger foundation in the region.” In addition, Mr. Busick stated, “Our shareholders will benefit from having a liquid stock that offers an attractive dividend yield.”

Excluding one-time transaction costs, and with fully-phased in synergies, UBCP expects the transaction to be approximately 7.0 percent accretive to fully diluted earnings per share. Tangible book value per share dilution earnback will be approximately 2.2 years using the crossover method. These estimates include fully-phased in cost savings of 21 percent. In addition, UBCP will restructure Powhatan’s investment portfolio with an expected 1.05 percent yield improvement.

UBCP is being advised by ProBank Austin and Shumaker Loop & Kendrick LLP. Powhatan is being advised by CAMELS Consulting Group and Dinsmore & Shohl LLP.

Important Information for Investors and Shareholders:

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of UBCP. UBCP will file a registration statement on Form S-4 and other documents regarding the proposed business combination transaction referenced in this press release with the Securities and Exchange Commission (“SEC”) to register the shares of UBCP’s common stock to be issued to the shareholders of Powhatan. The registration statement will include a statement/prospectus which will be sent to the shareholders of Powhatan in advance of a special meeting of shareholders that will be held to consider the proposed merger. Investors and Powhatan shareholders are urged to read the entire registration statement and proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed transaction because they will contain important information about the proposed transaction. Investors and shareholders may obtain a free copy of these documents (when available) through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, without charge, by directing a request to United Bancorp, Inc., Attn: CFO, 201 S. Fourth Street, Martins Ferry, Ohio 43935 (740) 633-0445.

UBCP and Powhatan and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Powhatan in connection with the proposed merger. Information about the directors and executive officers of UBCP is set forth in the proxy statement for UBCP’s 2018 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 20, 2018. Information about the directors and executive officers of Powhatan regarding their interests and the interests of other persons who may be deemed participants in the transaction will be set forth in the proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

About United Bancorp, Inc.:

UBCP is a financial holding company headquartered in Martins Ferry, Ohio. Through its subsidiary, Unified Bank (the “Bank”), UBCP is engaged in the commercial banking business. UBCP consolidated its banking brands including: The Citizens Savings Bank and its divisions, The Citizens Bank and The Community Bank under the Unified Bank name in October 2017. The Citizens Savings Bank was originally formed in 1902. The Bank currently operates 18 full-service bank branches in seven Ohio counties, offering a complete line of banking services. The Bank also operates a loan production office in Wheeling, West Virginia. UBCP’s common shares are traded on the NASDAQ Capital Market exchange under the symbol “UBCP.” Additional information on UBCP may be found on its website: www.unitedbancorp.com.

About Powhatan Point Community Bancshares, Inc.:

Powhatan is a bank holding company headquartered in Powhatan Point, Ohio and is the parent company of First National Bank of Powhatan Point, which was established in 1905. First National Bank operates from its facility in Powhatan Point, Ohio.

Safe Harbor Statement:

This news release may contain “forward-looking statements” within the meaning of, and pursuant to, the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of UBCP and its management and can generally be identified as such because the context of the statement will include words such as “believes,” “anticipates” or “expects,” or words of similar import. Such forward-looking statements are subject to numerous risks and uncertainties which could cause actual results to differ materially from those currently anticipated, which risks and uncertainties include a failure to satisfy the conditions to closing for the merger in a timely manner or at all; failure of the Powhatan shareholders to approve the merger; failure to obtain the necessary regulatory approvals or the imposition of adverse regulatory conditions in connection with such approvals; the successful completion and integration of the transaction contemplated in this release; the retention of the acquired customer relationships; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; adverse changes in economic conditions; the impact of competitive products and prices; and the other risks set forth in filings with the SEC, including UBCP’s Annual Report on Form 10-K for the year ended December 31, 2017. Therefore, there can be no assurances that the forward-looking statements included in this Current Report will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by UBCP, Powhatan or any other persons, that our objectives and plans will be achieved. All forward-looking statements made in this Current Report are based on information presently available to the management of UBCP and Powhatan. We assume no obligation to update any forward-looking statements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from UBCP’s website.